UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 8, 2016

(Date of earliest event reported)

Gas Natural Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio (Address of principal executive offices)	44114 (Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 8, 2016, Gas Natural Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, FR Bison Holdings, Inc., a Delaware corporation (“Parent”) and FR Bison Merger Sub, Inc., an Ohio corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. The Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, and Parent will pay to the shareholders of the Company for their shares the merger consideration in the amount of $13.10 per common share in cash, without interest (the “Merger Consideration”), in accordance with and subject to the terms of the Merger Agreement. Parent and Merger Sub are affiliates of First Reserve Energy Infrastructure Fund II, L.P. ( “First Reserve”) and were formed by First Reserve in order to acquire the Company.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including restricted shares of Company Common Stock which will become fully vested in accordance with their terms) will be cancelled and automatically converted into the right to receive the Merger Consideration, other than (i) shares that are held in the treasury of the Company or owned by any direct or indirect wholly owned subsidiary of the Company, (ii) shares owned by Parent, Merger Sub or any of their respective wholly owned subsidiaries, and (iii) shares held by shareholders who have complied in all respects with all of the provisions of the Ohio General Corporation Law concerning such shareholder’s rights as a dissenting shareholder. First Reserve has committed to capitalize Parent, at or immediately prior to the effective time of the Merger, with an aggregate equity contribution in an amount of up to $137.8 million, subject to the terms and conditions set forth in an equity commitment letter, dated as of October 8, 2016.

The Board of Directors of the Company unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote in favor of approval of the Merger Agreement.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the closing of the Merger.

The Merger is subject to, among other customary closing conditions, the approvals of the Maine Public Utilities Commission, Montana Public Service Commission, North Carolina Utilities Commission, and the Public Utilities Commission of Ohio. In addition, the Merger requires the approval of the Company’s shareholders and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.  The Merger Agreement also includes certain termination rights for both the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company or Parent will be required to pay to Parent or the Company, respectively, a termination fee of $4.8 million. First Reserve has provided the Company with a limited guarantee in favor of the Company guaranteeing the payment of Parent’s termination fee if such amount becomes payable under the Merger Agreement.

The Merger Agreement provides for a 42-day go shop period which expires November 22, 2016. During such period, the Company’s Board of Directors, together with the Company’s financial and legal advisors, may actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals to acquire the Company. At the end of the go shop period, the Company will cease such activities, and will be subject to a customary “no shop” provision that restricts the Company’s ability to solicit acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding acquisition proposals after the go shop period. The no shop provision also allows the Company, under certain circumstances and in compliance with certain obligations, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited acquisition proposal, including from third parties who initially submitted an acquisition proposal during the go shop period, that constitutes or is reasonably expected to lead to a superior proposal.

In addition, in connection with the execution of the Merger Agreement, a stockholder of the Company representing approximately 9.9% of the Company’s outstanding shares has entered into a voting agreement (the “Voting Agreement”) with Parent pursuant to which such stockholder has agreed to vote in favor of the Merger and the approval of the Merger Agreement, subject to the limitations set forth in the Voting Agreement. The obligations under the Voting Agreement will terminate if, among other reasons, the Merger Agreement is terminated in accordance with its terms

Upon consummation of the Merger, the Company’s common stock will be delisted from the NYSE MKT and deregistered under the Exchange Act as soon as practicable following the Effective Time.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement, and the foregoing description of the Merger Agreement, have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules delivered by the Company to Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and such persons should consider the information in the Merger Agreement in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01 Regulation FD Disclosure

In connection with the execution of the Merger Agreement discussed in Item 1.01 above, the Company issued a press release on October 10, 2016. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc.  Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects” “intends,” “plans,” “predicts,” “believes,” “may,” “will” and similar expressions.  Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed.  Factors that may affect forward-looking statements and the Company’s business generally include, but are not limited to the Company’s ability to complete the proposed transaction; any other proposals that may or may not arise during the “go shop” period; any event, change or circumstance that might give rise to the termination of the merger agreement; the effect of the announcement of the proposed transaction on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; the ability of the Company to obtain shareholder approval of the proposed transaction; the closing of the Company’s planned debt refinancing on terms that are acceptable to the Company, or at all; the Company’s ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company’s continued ability to make dividend payments; the Company’s ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company’s ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company’s control; the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission (the “SEC”); and other factors that the Company is currently unable to identify or quantify, but may exist in the future.  Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based  Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

Additional Information and Where to find It:

This communication may be deemed to be solicitation material in respect of the merger of the Company and a subsidiary of First Reserve. In connection with the Merger, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form that will contain important information about the proposed transaction and related matters, and deliver a copy of the proxy statement to its shareholders.  Investors are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the merger and related matters.  Investors may obtain a free copy of these materials (when they are available and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.egas.net or by writing to the Company’s Corporate Secretary at Gas Natural Inc., 1375 East 9th St. Suite 3100, Cleveland, Ohio 44114, or by calling the Company’s Corporate Secretary at (216) 202-1509.

Security holders also may read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in The Solicitation

The Company and its directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on June 20, 2016 in connection with its 2016 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 8, 2016, by and among Gas Natural Inc., FR Bison Holdings, Inc. and FR Bison Merger Sub, Inc.

99.1	Press Release dated October 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Christopher J. Hubbert
Name:	Christopher J. Hubbert
Title:	Corporate Secretary

Dated: October 11, 2016